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                                                                    EXHIBIT 12.1



                            THE WALT DISNEY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                    NINE MONTHS ENDED JUNE 30, 1995 AND 1994
                      FIVE YEARS ENDED SEPTEMBER 30, 1994
                          (IN MILLIONS, EXCEPT RATIOS)



                                                 NINE MONTHS ENDED
                                                      JUNE 30,                          YEAR ENDED SEPTEMBER 30,
                                               ----------------------  ----------------------------------------------------------
                                                  1995        1994        1994        1993        1992        1991        1990
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS
  Income from continuing operations before
   income taxes and cumulative effect of
   accounting changes........................  $  1,712.0  $  1,371.4  $  1,703.1  $  1,074.0  $  1,301.8  $  1,018.5  $  1,324.7
Plus
  Equity in (earnings) loss of Euro Disney...        74.6        52.8       110.4       258.4        66.1       (23.6)     --
  Euro Disney dividends......................                              --             9.5      --          --          --
  Interest expense and amortization of debt
   discounts and premiums on all
   indebtedness..............................       138.0       116.9       119.9       157.7       126.8       105.0        43.1
  Imputed interest on operating leases.......        51.6        41.2        57.2        59.0        49.5        45.4        37.8
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Earnings...............................  $  1,976.2  $  1,582.3  $  1,990.6  $  1,558.6  $  1,544.2  $  1,145.3  $  1,405.6
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------

FIXED CHARGES
  Interest expense and amortization of debt
   discounts and premiums on all
   indebtedness..............................  $    138.0  $    116.9  $    119.9  $    157.7  $    126.8  $    105.0  $     43.1
  Capitalized interest.......................        29.9        29.3        38.6        19.4        25.3        37.4        47.6
  Imputed interest on operating leases.......        51.6        41.2        57.2        59.0        49.5        45.4        37.8
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Fixed Charges..........................  $    219.5  $    187.4  $    215.7  $    236.1  $    201.6  $    187.8  $    128.5
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
RATIO OF EARNINGS TO FIXED CHARGES...........          9x          8x          9x          7x          8x          6x         11x
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
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